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EXHIBIT 5.9

[BARNES & THORNBURG Letterhead]

August 3, 2004

Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

  Re:
  Beazer Homes USA, Inc.
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to the subsidiaries of Beazer Homes USA, Inc. ("Beazer") described below (each a "Guarantor" and, collectively, the "Guarantors") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantors, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the resale by the selling securityholders named in the Registration Statement of up to $180,000,000 aggregate principal amount of Beazer's 4 5/8% Convertible Senior Notes due 2024 (the "Notes"), certain subsidiary guarantees (individually a "Guarantee" and collectively the "Guarantees") with respect to the Notes, including the Guarantees of the Guarantors, and its $0.01 par value common stock issuable upon conversion of the Notes. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The Guarantors for whom we have acted as counsel are the following:

  1.
  Beazer Realty, Inc., an Indiana corporation.

  2.
  Grossman Communities Partnership, an Indiana general partnership.

  3.
  Crossman Investments, Inc., an Indiana corporation.

  4.
  Crossman Management, Inc., an Indiana corporation.

  5.
  Crossman Mortgage Corp., an Indiana corporation.

  6.
  Deluxe Homes of Lafayette, Inc., an Indiana corporation.

  7.
  Paragon Title, LLC, an Indiana limited liability company.

  8.
  Trinity Homes, LLC, an Indiana limited liability company.

The Guarantors that arc corporations are referred to herein as the "Corporate Guarantors". The Guarantors that are limited liability companies are referred to herein as the "LLC Guarantors". Crossman Communities Partnership is referred to herein as the "Partnership Guarantor".

        The Notes and the Guarantees have been issued and made under an Indenture, dated as of June 8, 2004 (the "Indenture"), among Beazer, as issuer, the subsidiary guarantors named therein (including the Guarantors) and SunTrust Bank, as trustee.

        In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

        In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon certificates, statements and representations of representatives of the Guarantors.

        Based on the foregoing, we are of the opinion that:

          1.     Each Corporate Guarantor and each LLC Guarantor is validly existing as a corporation or limited liability company, as applicable, under the laws of the State of Indiana and has all requisite power and authority, corporate or limited liability company or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Guarantee.

          2.     The Partnership Guarantor was formed under the Uniform Partnership Act of the State of Indiana pursuant to a written Partnership Agreement dated September 1, 1993, by and among Deluxe Homes, Inc., Deluxe Homes of Lafayette, Inc., TriMark Homes, Inc. and TriMark Development, Inc., and has all requisite power and authority under Indiana law and said Partnership Agreement to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Guarantee.

          3.     Each Guarantor has duly authorized, executed and delivered the Indenture and the Guarantee contained in the Indenture.

          4.     The execution and delivery by each Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary corporate, limited liability company or partnership or other action, as applicable, and do not and will not (i) require any further consent or further approval of its stockholders, members or partners, as applicable, or (ii) violate any provision of any law, rule or regulation of the State of Indiana or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each Guarantor which violation would impair its ability to perform its obligations under the Guarantee, or (iii) violate its (A) Articles of Incorporation or Bylaws with respect to the Corporate Guarantors, (B) Articles of Organization or Operating Agreement with respect to the LLC Guarantors, or (C) Partnership Agreement with respect to the Partnership Guarantor.

        The opinions set forth above are subject to the following qualifications and exceptions:

        Wherever this opinion is qualified by the phrase "to our knowledge" it is intended to indicate that during the course of the representation of the Guarantors as herein described by this firm, the lawyers who have been actively involved in such representation and the preparation of this opinion (the "Primary Lawyer Group") have not become consciously aware of information that would give this firm actual knowledge of the existence or absence of such facts. We have not undertaken any independent investigation to determine the existence or absence of such facts, and we accept no responsibility to make such investigation. No inferences to this firm's knowledge of the existence or the absence of such facts regarding the Guarantors should be drawn from the fact of our representation of them as herein described. For the purposes of this paragraph, the Primary Lawyer Group shall include David B. Millard and Robert V. Kixmiller only.

        The attorneys in our Firm who have represented the Guarantors in connection with the Registration Statement are members of the Bar of the State of Indiana. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Indiana. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof.

        We hereby consent to the references in the Registration Statement, to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Barnes & Thornburg LLP

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  EXHIBIT 5.9